Exhibit 21


                    AMC ENTERTAINMENT INC. AND SUBSIDIAIRES

AMC Entertainment Inc.
     American Multi-Cinema, Inc.
          AMC Realty, Inc.
               Centertainment, Inc.
     AMC Entertainment International, Inc.
          AMC Entertainment International Limited
               AMC Entertainment Espana S.A.
               Actividades Multi-Cinemas E Espectaculos, LDA
               AMC Theatres of U.K., Limited
          AMC De Mexico, S.A., De C.V.
          AMC Europe S.A.
     National Cinema Network, Inc.




All subsidiaries are wholly-owned.